Momentus Inc. Announces Retirement of Dawn Harms SAN JOSE, November 10, 2022 -- Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the "Company”), a U.S. commercial space company that offers transportation and other in-space infrastructure services, today announced that Dawn Harms, Chief Revenue Officer, will retire effective Dec. 31, 2022. "We express our heartfelt thanks to Dawn for her leadership, resilience, and dedication to our company and our customers,” said Momentus Chief Executive Officer John Rood. “Dawn’s contributions were integral to the transformation of our Company, particularly as we started trading on the NASDAQ last August, and as we flew our first demonstration mission in May 2022. On behalf of the entire team, we wish Dawn the best in her well-earned retirement.” Dawn joined Momentus in 2019 as Chief Revenue Officer, leading the Company’s commercial sales strategy. From January 2021 to August 2021, she served as interim Chief Executive Officer, and she returned to the CRO role at the conclusion of her interim CEO tenure. “I’ve enjoyed supporting the transformation of the Company from startup status into a public company,” said Harms. “I am confident that Momentus will thrive as it works to bring foundational space infrastructure services to market.” Momentus plans to announce a successor to Harms later this year. About Momentus Momentus is a U.S. commercial space company that offers in-space infrastructure services, including in-space transportation, hosted payloads and in-orbit services. Momentus believes it can make new ways of operating in space possible with its planned in-space transfer and service vehicles that will be powered by an innovative water plasma-based propulsion system that is under development. Forward-Looking Statements This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Momentus’ or its management team’s expectations, hopes, beliefs, intentions or strategies regarding future events or circumstances, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on March 9, 2022, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the "SEC"), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Contacts Investors Darryl Genovesi at investors@momentus.space Media Jessica Pieczonka at press@momentus.space